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                          EXHIBIT 1 TO SCHEDULE 13G

                           Dated October 13, 1995



MORGAN STANLEY GROUP INC., a parent holding company, has filed this Schedule 13G because of its possible indirect beneficial ownership of securities acquired by its subsidiary MORGAN STANLEY ASSET MANAGEMENT LIMITED

Morgan Stanley Asset Management Limited is a registered Investment Adviser under Section 203 of the Investment Advisers Act of 1940, and is reporting pursuant to Item 3(e) of the Schedule 13G.



Each of the entities named on this Exhibit 1 disclaim beneficial ownership of the securities covered by this Schedule 13G, pursuant to Rule 13d-4 (except for proprietary positions, if any).